For Immediate Release	Republic Airways
Media Contact:
Peter Kowalchuk
317-471-2470
rjetmedia@rjet.com

Republic Airlines to Operate 32 Q400s as United Express

Aircraft transition to begin in August

Indianapolis, Indiana(May 14, 2012) – Republic Airways Holdings Inc. (NASDAQ: RJET) today announced that its Republic Airlines subsidiary has reached a tentative agreement to operate 32 Bombardier Q400 aircraft under the United Express brand. The Capacity Purchase Agreement is expected become effective in the third quarter of 2012 and continue for approximately eight (8) years. The tentative agreement includes 28 aircraft currently in operation at Colgan Air and four aircraft currently operated by Republic in its brand division.

The agreement with Republic is contingent on completing negotiations and reaching binding agreements with aircraft lessors and maintenance providers, which is expected to occur during the second quarter of 2012.

"We are confident our experience with the Q400 turboprop aircraft will translate to a level of service that will meet the high expectations of Unitedand their customers,"said Republic Chairman, President and CEO Bryan Bedford. "We look forward to working with United on this important project."

“We are pleased to reach this agreement with Republic, which will allow United to deliver quality regional air service that our customers expect and deserve,” said Alexandria Marren, senior vice president for Network Operations and United Express.

About Republic Airways Holdings

Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on nearly 1,500 flights daily to 132 cities in 43 states, The Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 10,000 aviation professionals and operate 278 aircraft.